Exhibit 5.1

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

BANK OF AMERICA PLAZA

600 PEACHTREE STREET, N.E. - SUITE 5200

ATLANTA, GEORGIA 30308-2216

www.troutmansanders.com

TELEPHONE: 404-885-3000

FACSIMILE: 404-885-3900

March 10, 2006

CompuCredit Corporation

245 Perimeter Center Parkway

Suite 600

Atlanta, Georgia 30346

Ladies and Gentlemen:

We have acted as your special counsel in connection with the filing by CompuCredit Corporation, a Georgia corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-3 under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale of an aggregate of $300,000,000 principal amount of the Company’s 5.875% Convertible Senior Notes due 2035 (the “Notes”) and up to 5,677,950 shares of common stock, no par value per share, issuable upon conversion thereof (the “Conversion Shares”). The Notes were issued pursuant to that certain Indenture, dated November 23, 2005, by and between the Company and U.S. Bank National Association, as successor to Wachovia Bank, National Association (the “Indenture”). This opinion is being provided at your request for inclusion in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Notes and such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

Based upon the foregoing examination, we are of the opinion that:

(1) Assuming that the Indenture has been duly authorized, executed and delivered by the trustee and that the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture, the Notes constitute valid and binding obligations of the Company, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(2) Following the issuance upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

No opinion is given as to the enforceability of any provision in the Indenture or the Notes that purports to waive any obligation of good faith, fair dealing, diligence, materiality or reasonableness, that insulates any person from the consequences of its own misconduct, that makes a person’s determinations conclusive, that requires waivers and modifications to be in writing in all circumstances, that states that all provisions are severable, that waives trial by jury or that makes a choice of forum. In addition, no opinion is given as to any provision in the Indenture or the Notes purporting to waive rights to objections, legal defenses, statutes of limitations or other benefits that cannot be waived in advance under applicable law.

The opinions set forth herein are limited to the Georgia Business Corporation Code, the commercial laws of the State of New York and the Federal law of the United States of America. We are not opining as to any laws (including, but not limited to, any “blue sky” or other state securities laws) other than the laws of the States of Georgia and New York and the Federal law of the United States of America.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Troutman Sanders LLP